EXHIBIT 4.5.1

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), effective as of February 28, 2003 (the “Effective Date”), is entered into between DELTAGEN, INC., a Delaware corporation with a place of business at 740 Bay Road, Redwood City, CA 94063 (“Deltagen”) and BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation with a place of business at Route 206 and Province Line Road, Princeton, NJ 08543 (“BMS”). Deltagen and BMS are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, XenoPharm, Inc. (“XenoPharm”), a wholly owned subsidiary of Deltagen licensed certain patents, patent applications, know how and materials from the Salk Institute for Biological Studies, the Baylor College of Medicine and the University of Sydney;

WHEREAS, BMS wishes to obtain, and XenoPharm wishes to grant to BMS, a license of certain rights under the XenoPharm patent rights and the XenoPharm know how;

WHEREAS, pursuant to that certain license agreement effective as of the date hereof among XenoPharm, Deltagen and BMS (the “License Agreement”) Deltagen and XenoPharm have granted the license that BMS wishes to obtain under certain XenoPharm patent rights and XenoPharm know how; and

WHEREAS, in consideration of and as a condition precedent to entering into the License Agreement, Deltagen wishes to obtain certain monetary and contractual rights from BMS as provided herein;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions set forth in this Agreement and in the License Agreement, the Parties agree as follows:

1.    CONSIDERATION; TERMINATION OF REGISTRATION RIGHTS AGREEMENT.

1.1    Consideration.    As consideration for the rights granted by XenoPharm and Deltagen under the License Agreement, BMS shall pay to Deltagen on the Effective Date an amount in cash which is equal to the closing price on the New York Stock Exchange of Deltagen common stock on the Effective Date multiplied by 1.8 million, which represents fair and adequate consideration for the rights granted to BMS under the License Agreement. BMS shall have the right to use Deltagen common stock to satisfy the amount due under this Section 1.1. In the event BMS elects to use Deltagen common stock to satisfy the amount due under this Section 1.1, BMS shall sell, transfer, assign and deliver to Deltagen, on the Effective Date, One Million Eight Hundred Thousand (1,800,000) shares of common stock, par value $0.001 per share, of Deltagen, that are currently held by BMS (the “BMS Shares”). In furtherance of the foregoing, BMS shall deliver to Deltagen, on the Effective Date, certificates representing the BMS Shares, free and clear of any claims, liens or encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

1.2    Registration Rights Agreement.    Notwithstanding anything to the contrary in any agreement between BMS and Deltagen, BMS hereby irrevocably waives and shall have no further rights, preferences or privileges arising by contract and relating to any shares of capital stock of Deltagen held by BMS, beyond the rights associated with or attached to the Deltagen common stock pursuant to Deltagen’s Certificate of Incorporation, except as set forth in this Section 1.2. Without limiting the generality of the foregoing, it is expressly acknowledged that, except as set forth in this Section 1.2, BMS shall have no further rights and Deltagen shall have no further obligations relating to shares of Deltagen common stock arising under that certain Purchase Agreement dated as of February 8, 2002 between BMS and Deltagen, or under that certain Registration Rights Agreement dated as of February 16, 2002, as amended on May 9, 2002, between BMS and Deltagen. As of the date hereof, to the best of Deltagen’s knowledge, BMS is not an affiliate of Deltagen within the meaning of Rule 144 of the Securities Act of 1934, as amended, and BMS otherwise is entitled to the same rights with respect to the Deltagen common stock it holds, that inure generally to the shares of Deltagen’s common stock under its Certificate of Incorporation. Deltagen shall not make any filings with the SEC seeking to cause its Registration Statement (Registration No. 333-88364) to cease to be effective prior to February 16, 2004 and will use commercially reasonable efforts to maintain that Registration Statement until February 16, 2004.

2.    REPRESENTATIONS AND WARRANTIES.

2.1    Mutual Representations and Warranties.    Each Party hereby represents and warrants to the other Parties as follows:

2.1.1    Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.

2.1.2    Such Party (a) has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all corporate action necessary on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3    All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with its execution of this Agreement have been obtained, other than such consents, approvals and authorizations which, if not obtained, would not have a material adverse effect on the performance by such Party of its material obligations under this Agreement.

2.1.4    The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party, except, in either case, where such conflicts, violations or defaults would not have a material adverse effect on the performance by such Party of its material obligations under this Agreement.

2.2    BMS Representations and Warranties.    BMS hereby represents and warrants to Deltagen and XenoPharm that BMS is the owner of the BMS Shares, free and clear of any claims, liens or encumbrances of any nature whatsoever.

3.    INDEMNIFICATION; AND CERTAIN OTHER PROVISIONS.

3.1    BMS Indemnity.    BMS shall indemnify and hold Deltagen, its respective Affiliates and each of their respective officers, directors, employees, consultants and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings to the extent arising from (a) a material breach of any representation, warranty or covenant of BMS under this Agreement, or (b) the negligence or willful misconduct of BMS or any of its Affiliates or any of their respective employees, consultants or agents in the performance of its and/or any of their obligations, and its and/or any of their permitted activities, under this Agreement, except, but only to the extent that, with respect to each of the foregoing subsections (a) through (b), any such claim, demand, action or other proceeding arises from any breach of any representation, warranty or covenant by Deltagen or from the negligence or willful misconduct of Deltagen.

3.2    Deltagen Indemnity.    Deltagen shall indemnify and hold BMS and its Affiliates and each of their respective officers, directors, employees, consultants and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) resulting from all claims, demands, actions and other proceedings to the extent arising from (a) a material breach of any representation, warranty or covenant of Deltagen under this Agreement, or (b) the negligence or willful misconduct of Deltagen in the performance of its obligations to be performed under this Agreement; except, but only to the extent that, with respect to each of the foregoing subsections (a) and (b), any such claim, demand, action or other proceeding arises from any breach of any representation, warranty or covenant by BMS or from the negligence or willful misconduct of BMS.

3.3    Indemnification Procedures.    A Party (the “Indemnitee”) that intends to claim indemnification under this Article 3 shall promptly notify the other Party (the “Indemnitor”) of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate, in and to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that if representation of the Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then the Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by the Indemnitee and such approval not to be unreasonably withheld. The indemnity obligations under this Article 3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnitor within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnitor of any liability to the

Indemnitee under this Article 3 with respect thereto, but the omission so to deliver notice to the Indemnitor shall not relieve it of any liability that it may have to the Indemnitee otherwise than under this Article 3. The Indemnitor may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of the Indemnitee without the prior express written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 3.

3.4    DISCLAIMER.    IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING ANY LOSS OF PROFITS, SAVINGS OR REVENUE, OR THE CLAIMS OF THIRD PARTIES, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH LIABILITY OR LOSS, HOWSOEVER CAUSED, AND ON ANY THEORY OF LIABILITY, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.

3.5    Affiliates.    For purposes of this Article 3, “Affiliate” shall mean, with respect to a Party to this Agreement, any Person directly or indirectly controlling or controlled by or under common control with such party, where “control” in this context is defined as the ownership of or the ability to control, directly or indirectly, more than fifty percent (50%) of the voting stock or other voting interests in the Person in question. In the event that BMS acquires control of Lexicon, Genetics Inc., Lexicon Genetics, Inc. shall not be considered an Affiliate for the purposes of this Agreement.

4.    MISCELLANEOUS.

4.1    Governmental Consents and Approvals; Compliance with Law.    Each Party shall be responsible, at its own expense, for complying with all applicable laws and obtaining all applicable governmental and regulatory approvals, consents, permits and licenses to perform its duties and responsibilities under this Agreement.

4.2    Notices.    Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to any other Party shall be in writing and shall be delivered in person or by DHL, Federal Express (or other courier service requiring signature upon receipt) or sent by air mail, postage prepaid, or facsimile (confirmed by a telephone conversation with the recipient) to the addresses set forth below (or to such other address as the addressee shall have last furnished in writing to the addressor). Notices shall be effective upon receipt by the addressee.

If to Deltagen:	Deltagen, Inc. 740 Bay Road Redwood City, CA 94063 Attention: President cc: General Counsel, at the same address Telephone: (650) 569 5100 Facsimile: (650) 569 5280

If to BMS:	Bristol-Myers Squibb Company Route 206 and Province Line Road Princeton, NJ 08543 Attention: Charles Linzner Facsimile No.: 609 252 4232 Telephone No.: 609 252 4311

4.3    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

4.4    Entire Agreement; Amendment.    This Agreement, together with the License Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement and the License Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all of the Parties hereto.

4.5    Headings; Interpretation.    The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” This Agreement has been prepared jointly and no rule of strict construction shall be applied against any Party.

4.6    Independent Contractors.    Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on any other Party, without the prior consent of such other Party to do so.

4.7    Waiver.    The waiver by a Party of any right hereunder, or of any failure to perform or breach by any other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party hereunder whether of a similar nature or otherwise.

4.8    Other Activities.    Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall preclude any Party from conducting other programs (either for its own benefit or with or for the benefit of any other Person) to conduct research, or to develop or commercialize products or services, for use in any field.

4.9    Severability.    If any provision of this Agreement, or the application thereof to any person, entity, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, entities, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth herein. In such event, the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

4.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

DELTAGEN, INC.

By:	/S/ MARK MOORE
Name:	Mark Moore
Title:	Chief Scientific Officer

BRISTOL-MYERS SQUIBB COMPANY

By:	/S/ SANDRA LEUNG
Name:	Sandra Leung
Title:	Vice President & Secretary